Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze Seasons 52 Eddie V's Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
September 21, 2012	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS FIRST QUARTER DILUTED NET EARNINGS PER SHARE OF 85 CENTS; DECLARES A QUARTERLY DIVIDEND OF 50 CENTS PER SHARE

ORLANDO, FL, September 21 - Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the first quarter ended August 26, 2012.

Highlights for the quarter include the following:

•
First quarter diluted net earnings per share from continuing operations were 85 cents, a 9% increase from the 78 cents per diluted share in the first quarter of last year. Earnings from continuing operations in this year's first quarter were $111.0 million and sales were $2.03 billion, which compare to earnings from continuing operations of $106.8 million and sales of $1.94 billion in the first quarter last year.

•
First quarter total sales from continuing operations of $2.03 billion represent an increase of 4.8% compared to the first quarter of last year. The increase reflects same-restaurant sales growth of 2.2% for the Company's Specialty Restaurant Group, the acquisition of 11 Eddie V's restaurants on November 14, 2011, and the addition and operation of another 92 net new restaurants compared to the first quarter last year, offset by a combined same-restaurant sales decline of 0.3% for Olive Garden, Red Lobster and LongHorn Steakhouse. In the first quarter, U.S. same-restaurant sales increased 3.6% at LongHorn Steakhouse and 0.3% at Olive Garden, and declined 2.6% at Red Lobster.

•
The Company estimated that costs associated with the acquisition of Yard House USA, Inc., which was completed on August 29, 2012, the beginning of this year's second quarter, adversely affected diluted net earnings per share for this year's first quarter by approximately one cent.

•
The Company also reported that, an increase in the fair value of its benefits programs increased selling, general and administrative expenses for the quarter by approximately 60 basis points compared to the prior year. These programs are economically hedged on an after-tax basis such that the tax and earnings impacts related to these activities were offsetting for the quarter on a diluted net earnings per share basis. As a result of the hedging activities, the effective tax rate was reduced by approximately 100 basis points for the first quarter this year compared to the prior year.

•	During the first quarter, Darden purchased 1.0 million shares of its common stock.

•	Darden's Board of Directors declared a quarterly dividend of 50 cents per share.

“We're pleased with our very solid start to the fiscal year,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “Red Lobster's sales held up well given the exceptional same-restaurant sales results in last year's first quarter and its margins expanded, Olive Garden had meaningful sales and margin improvement and LongHorn Steakhouse and the Specialty Restaurant Group continued to have good sales momentum. We also benefitted from our diverse food basket, with a decline in seafood costs on a year over year basis moderating the significant spike in the cost of beef.”

“We remain confident we can achieve solid sales and earnings growth in fiscal 2013,” continued Otis. “More importantly, with the collective strength of our brands, the considerable combined expertise and experience within the company and our ever more cost-effective support platform, we're confident that over the long-term we can successfully navigate the sales and cost volatility of our industry, as well as the inevitable ups and downs of any single business unit, to produce consistently superior value for our guests, employees and shareholders.”

 Operating Highlights

OLIVE GARDEN'S first quarter sales of $922 million were 4.3% higher than the prior year, driven by revenue from 40 net new restaurants and a 0.3% increase in U.S. same-restaurant sales. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses and restaurant expenses more than offset an increase in selling, general and administrative expenses and depreciation expense, which resulted in an increase for the quarter in both operating profit and operating profit as a percentage of sales.

RED LOBSTER'S first quarter sales of $660 million were 2.1% lower than the prior year as a result of a U.S. same-restaurant sales decrease of 2.6% that was offset somewhat by revenue from six net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses and restaurant labor expenses more than offset an increase in selling, general and administrative expenses and depreciation expense, which resulted in an increase for the quarter in both operating profit and operating profit as a percentage of sales.

LONGHORN STEAKHOUSE'S first quarter sales of $285 million were 12.7% higher than the prior year, driven by revenue from 34 net new restaurants and a U.S. same-restaurant sales increase of 3.6%. For the quarter, on a percentage of sales basis, higher food and beverage expenses, selling, general and administrative expenses and depreciation expense more than offset lower restaurant labor expenses and restaurant expenses, resulting in a decline for the quarter in both operating profit and operating profit as a percentage of sales.

THE SPECIALTY RESTAURANT GROUP'S first quarter sales of $163 million were 26.4% higher than prior year, driven by same-restaurant sales increases of 4.0% at The Capital Grille, 1.2% at Bahama Breeze and 1.3% at Seasons 52; one net new restaurant at The Capital Grille, four net new restaurants at Bahama Breeze and five net new restaurants at Seasons 52; and the addition of the 11 Eddie V's restaurants purchased on November 14, 2011.

Fiscal 2013 June, July and August U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of June, July and August as follows:

Olive Garden	June	July	August *
Same-Restaurant Sales	-1.3%	2.5%	0.0%
Same-Restaurant Traffic	-4.4%	0.1%	-3.7%
Pricing	2.5%	1.6%	1.9%
Menu-mix	0.6%	0.8%	1.8%

Red Lobster	June	July	August *
Same-Restaurant Sales	-4.0%	-5.3%	2.0%
Same-Restaurant Traffic	-8.7%	-8.3%	4.9%
Pricing	3.9%	3.2%	1.3%
Menu-mix	0.8%	-0.2%	-4.2%

LongHorn Steakhouse	June	July	August *
Same-Restaurant Sales	3.3%	3.5%	4.2%
Same-Restaurant Traffic	3.0%	2.7%	4.5%
Pricing	2.6%	1.7%	1.7%
Menu-mix	-2.3%	-0.9%	-2.0%

* Note: Same-restaurant sales results in fiscal 2013 August were adversely affected by approximately 30 basis points due to Hurricane Isaac. Same-restaurant sales results in fiscal 2012 August were adversely affected by approximately 80 basis points due to Hurricane Irene.

Other Actions
Darden’s Board of Directors declared a quarterly cash dividend of 50 cents per share on the Company’s outstanding common stock. The dividend is payable on November 1, 2012 to shareholders of record at the close of business on October 10, 2012.
Darden continued the buyback of its common stock, purchasing 1.0 million shares in the first quarter. There are approximately 15.5 million shares remaining in the current repurchase authorization.

Fiscal 2013 Financial Outlook

Darden affirmed its financial outlook for fiscal 2013, which includes the sales and earnings impact of its August 29, 2012 acquisition of Yard House. The Company continues to expect that combined U.S. same-restaurant sales growth in fiscal 2013 for Red Lobster, Olive Garden and LongHorn Steakhouse will be approximately 1% to 2% and that it will open approximately 100 to 110 net new restaurants in fiscal 2013, not including Yard House. With these same-restaurant sales and net new restaurant opening expectations and the acquisition of Yard House, the Company continues to expect total sales growth in fiscal 2013 to be between 9% and 10% and to anticipate that diluted net earnings per share growth from continuing operations for the year will be between 5% and 9%. The expectation regarding diluted earnings per share includes acquisition-related costs and purchase accounting adjustments of approximately seven to ten cents.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,000 restaurants that generate $8.0 billion in annual sales. Headquartered in Orlando, Florida and employing more than 185,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the second year in a row. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our newer brands like Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property,  a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

08/26/12		08/28/11
678	Red Lobster USA	671
27	Red Lobster Canada	28
705	Total Red Lobster	699
791	Olive Garden USA	751
6	Olive Garden Canada	6
797	Total Olive Garden	757
391	LongHorn Steakhouse	357
46	The Capital Grille	45
30	Bahama Breeze	26
23	Seasons 52	18
11	Eddie V's	—
3	Other	1
2,006	Total Restaurants	1,903

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	8/26/2012	8/28/2011
Sales	$2,034.8	$1,942.0
Costs and expenses:
Cost of sales:
Food and beverage	618.8	593.5
Restaurant labor	626.7	613.1
Restaurant expenses	304.3	299.8
Total cost of sales (1)	$1,549.8	$1,506.4
Selling, general and administrative	218.2	182.8
Depreciation and amortization	92.6	84.1
Interest, net	27.9	21.7
Total costs and expenses	$1,888.5	$1,795.0
Earnings before income taxes	146.3	147.0
Income taxes	(35.3)	(40.2)
Earnings from continuing operations	$111.0	$106.8
Losses from discontinued operations, net of tax benefit of $0.1 and $0.1, respectively	(0.2)	(0.2)
Net earnings	$110.8	$106.6
Basic net earnings per share:
Earnings from continuing operations	$0.87	$0.80
Losses from discontinued operations	(0.01)	—
Net earnings	$0.86	$0.80
Diluted net earnings per share:
Earnings from continuing operations	$0.85	$0.78
Losses from discontinued operations	—	—
Net earnings	$0.85	$0.78
Average number of common shares outstanding:
Basic	128.1	133.8
Diluted	131.0	137.2

(1) Excludes restaurant depreciation and amortization as follows:	$87.4	$78.4

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	8/26/2012	5/27/2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51.5	$70.5
Receivables, net	59.0	71.4
Inventories	404.0	404.1
Prepaid income taxes	4.0	12.2
Prepaid expenses and other current assets	77.8	74.9
Deferred income taxes	130.5	124.5
Total current assets	$726.8	$757.6
Land, buildings and equipment, net	4,036.4	3,951.3
Goodwill	538.6	538.6
Trademarks	464.9	464.9
Other assets	253.7	231.8
Total assets	$6,020.4	$5,944.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$331.3	$260.7
Short-term debt	245.7	262.7
Accrued payroll	132.6	154.3
Accrued income taxes	41.6	—
Other accrued taxes	62.3	60.4
Unearned revenues	204.1	231.7
Current portion of long-term debt	350.0	349.9
Other current liabilities	493.3	454.4
Total current liabilities	$1,860.9	$1,774.1
Long-term debt, less current portion	1,453.9	1,453.7
Deferred income taxes	304.1	312.9
Deferred rent	209.6	204.4
Obligations under capital leases, net of current installments	53.9	54.4
Other liabilities	278.0	302.7
Total liabilities	$4,160.4	$4,102.2
Stockholders’ equity:
Common stock and surplus	$2,542.5	$2,518.8
Retained earnings	3,219.1	3,172.8
Treasury stock	(3,747.2)	(3,695.8)
Accumulated other comprehensive income (loss)	(147.8)	(146.6)
Unearned compensation	(6.6)	(7.2)
Total stockholders’ equity	$1,860.0	$1,842.0
Total liabilities and stockholders’ equity	$6,020.4	$5,944.2

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	8/26/2012	8/28/2011
Cash flows—operating activities
Net earnings	$110.8	$106.6
Losses from discontinued operations, net of tax benefit	0.2	0.2
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	92.6	84.1
Stock-based compensation expense	14.4	11.5
Change in current assets and liabilities and other, net	35.2	(84.1)
Net cash provided by operating activities of continuing operations	$253.2	$118.3
Cash flows—investing activities
Purchases of land, buildings and equipment	(149.3)	(138.2)
Proceeds from disposal of land, buildings and equipment	—	1.6
Increase in other assets	(9.5)	(3.5)
Net cash used in investing activities of continuing operations	$(158.8)	$(140.1)
Cash flows—financing activities
Proceeds from issuance of common stock	14.7	22.7
Income tax benefits credited to equity	4.0	7.4
Dividends paid	(64.0)	(57.7)
Purchases of treasury stock	(52.2)	(91.3)
ESOP note receivable repayment	0.5	0.8
(Repayments) proceeds from issuance of short-term debt, net	(16.9)	145.0
Repayment of long-term debt	(0.5)	(0.8)
Principal payments on capital leases	(0.5)	(0.4)
Payment of debt issuance costs	(1.2)	—
Net cash (used in) provided by financing activities of continuing operations	$(116.1)	$25.7
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	—	(0.2)
Net cash provided by investing activities of discontinued operations	2.7	—
Net cash provided by (used in) discontinued operations	$2.7	$(0.2)

(Decrease) increase in cash and cash equivalents	(19.0)	3.7
Cash and cash equivalents - beginning of period	70.5	70.5
Cash and cash equivalents - end of period	$51.5	$74.2